As filed with the Securities and Exchange Commission on November 10, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BLACKBOXSTOCKS INC.

(Exact name of registrant as specified in its charter)

Nevada	7371	45-3598066
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	5430 LBJ Freeway, Suite 1485 Dallas, Texas 75240 (972) 726-9203
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gust Kepler

President and Chief Executive Officer

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

(972) 726-9203

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey M. McPhaul, Esq. Winstead PC 2728 N. Harwood Street, Suite 500 Dallas, Texas 75201 (214) 745-5400	David E. Danovitch, Esq. Michael DeDonato, Esq. Hermione M. Krumm, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-260065

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share(1)(4)	$2,300,000	$213.21

(1) Includes shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), which the underwriters have a 45-day option to purchase to cover over-allotments, if any.

(2) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3) The Registrant previously registered shares of Common Stock having a proposed maximum aggregate offering price of $11,500,003.92 on a registration statement on Form S-1, as amended (File No. 333-260065), which was declared effective by the Securities and Exchange Commission on November 9, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of shares of Common Stock having a proposed maximum offering price of $2,300,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option. The registrant previously paid $1,854 of registration fees in connection with the filing of the Registration Statement.

(4) Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

EXPLANATORY NOTE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Blackboxstocks Inc. (the “Company”) is filing this registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration of additional shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). This Registration Statement relates to the public offering of shares of Common Stock registered on the registration statement on Form S-1 (File No. 333-260065), which the Company originally filed with the SEC on October 5, 2021, as amended (the “Initial Registration Statement”), and which the SEC declared effective on November 9, 2021.

The Company is filing this Registration Statement for the sole purpose of increasing the proposed maximum offering price of the shares of Common Stock to be registered on the Registration Statement by $2,300,000, including additional shares that may be sold pursuant to the underwriters’ 45-day over-allotment option to purchase additional shares. The additional shares of Common Stock that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Initial Registration Statement. The information set forth in the Initial Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index of this Registration Statement and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
5.1	Opinion of Winstead PC**
23.1	Consent of Turner, Stone & Company, L.L.P.**
23.2	Consent of Winstead PC (included in Exhibit 5.1)**
24.1	Power of Attorney (included on the signature page of the prior Registration Statement (File No. 333-260065), as filed with the Securities and Exchange Commission on October 5. 2021)*

* Previously filed.

** Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on November 10, 2021.

BLACKBOXSTOCKS INC.

By:	/s/ Gust Kepler
Gust Kepler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gust Kepler	President, Chief Executive Officer and Director	November 10, 2021
Gust Kepler	(Principal Executive Officer)

/s/ Robert Winspear	Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	November 10, 2021
Robert Winspear

*	Director	November 10, 2021
Andrew Malloy

*	Director	November 10, 2021
Ray Balestri

*
Dalya Sulaiman	Director	November 10, 2021

*By: /s/ Gust Kepler
Gust Kepler
Attorney-in-Fact

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